Columbia Financial, Inc. Announces Financial Results
for the Fourth Quarter and Year Ended December 31, 2019

Fair Lawn, New Jersey (January 30, 2020): Columbia Financial, Inc. (the “Company”) (NASDAQ: CLBK), the mid-tier holding company for Columbia Bank (the "Bank"), reported net income of $13.5 million, or $0.12 per basic and diluted share, for the quarter ended December 31, 2019, as compared to net income of $14.9 million, or $0.13 per basic and diluted share, for the quarter ended December 31, 2018. Earnings for the three months ended December 31, 2019 reflected higher net interest income and non-interest income, driven by asset growth primarily in the Bank's loan portfolio, in part, due to the completion of the Company's acquisition of Stewardship Financial Corporation ("Stewardship") on November 1, 2019. These increases were offset by higher provision for loan losses, non-interest expense and income tax expense, which resulted in an overall decrease in net income for the quarter ended December 31, 2019.

For the year ended December 31, 2019, the Company reported net income of $54.7 million, or $0.49 per basic and diluted share, as compared to net income of $22.7 million, or $0.20 per basic and diluted share, for the year ended December 31, 2018. Earnings for the year ended December 31, 2019 reflected higher net interest income and non-interest income, lower provision for loan losses, and a decrease in non-interest expense, as a one-time charitable contribution to the Columbia Bank Foundation of $34.8 million was included in the year ended December 31, 2018. Excluding the impact of the charitable contribution in 2018, net income would have been $50.2 million for the year ended December 31, 2018, or $0.45 per basic and diluted share.

Mr. Thomas J. Kemly, President and Chief Executive Officer commented: "We achieved solid core profitability in 2019 despite a flat yield curve. The Company's organic growth and acquisition strategies combined to result in balance sheet growth highlighted by an increase of approximately 25% in our loan portfolio and 28% in our deposits. These results demonstrate that our strategic plan is being implemented effectively, as we continue our efforts to invest in talented professionals and innovative technological products and stay focused on providing superior service as we enter new markets and continue to work to generate long-term shareholder value."

Results of Operations for the Quarters Ended December 31, 2019 and December 31, 2018

Net income of $13.5 million was recorded for the quarter ended December 31, 2019, a decrease of $1.3 million, or 8.9% , compared to net income of $14.9 million for the quarter ended December 31, 2018. The decrease in net income was primarily attributable to a $1.7 million increase in provision for loan losses, a $5.2 million increase in non-interest expense and a $709,000 increase in income tax expense, partially offset by a $4.1 million increase in net interest income and a $2.3 million increase in non-interest income.
Net interest income was $47.4 million for the quarter ended December 31, 2019, an increase of $4.1 million, or 9.3%, from $43.4 million for the quarter ended December 31, 2018. The increase in net interest income was primarily attributable to a $9.2 million increase in interest income which was partially offset by a $5.2 million increase in interest expense. The increase in interest income for the quarter ended December 31, 2019 was largely due to increases in the average balances on loans, securities and other interest-earning assets, which was the result of internal growth and the acquisition of Stewardship, partially offset by decreases in the average yields on these assets.

The average yield on loans for the quarter ended December 31, 2019 decreased one basis point to 4.14%, as compared to 4.15% for the quarter ended December 31, 2018, while the average yield on securities for the quarter ended December 31, 2019 decreased 15 basis points to 2.73%, as compared to 2.88% for the quarter ended December 31, 2018. The average yield on other interest-earning assets for the quarter ended December 31, 2019 decreased 109 basis points to 4.87%, as compared to 5.96% for the quarter ended December 31, 2018. Decreases in the average yields on these portfolios for the quarter ended December 31, 2019 were influenced by the lower market rate environment coupled with the impact of the yields related to assets acquired from Stewardship.

Total interest expense was $23.6 million for the quarter ended December 31, 2019, an increase of $5.2 million, or 28.2%, from $18.4 million for the quarter ended December 31, 2018. The increase in interest expense was primarily attributable to increases in the average balances of all categories of deposits totaling $757.2 million, combined with a 21 basis point increase in the average cost of deposits. The increase in the cost of deposits was primarily driven by a shift in the mix from non-maturity deposits to higher cost certificates of deposits. The increase in interest on borrowings was attributable to a $124.4 million increase in the average balance of Federal Home Loan Bank advances partially offset by a 12 basis point decrease in the cost of total borrowings.
The Company's net interest margin for the quarter ended December 31, 2019 decreased 15 basis points to 2.59%, when compared to 2.74% for the quarter ended December 31, 2018. The weighted average yield on interest-earning assets decreased 4 basis points to 3.87% for the quarter ended December 31, 2019 as compared to 3.91% for the quarter ended December 31, 2018. The average cost of interest-bearing liabilities increased 12 basis points to 1.64% for the quarter ended December 31, 2019 as compared to 1.52% for the quarter ended December 31, 2018. The decrease in yields and the increase in costs for the quarter ended December 31, 2019 were largely driven by continued competitive pricing pressures for loans and deposits in the Company's market area. The accretion of all fair value marks established as a component of the purchase accounting loan adjustment related to the acquisition totaled $359,000 for the quarter ended December 31, 2019.
The provision for loan losses was $2.5 million for the quarter ended December 31, 2019, an increase of $1.7 million, from $777,000 for the quarter ended December 31, 2018. The increase was primarily attributable to increases in non-accrual loans and net charge-offs during the quarter ended December 31, 2019. Non-accrual loans increased to $7.4 million at December 31, 2019 from $2.8 million at December 31, 2018. Net charge-offs increased to $3.4 million for the quarter ended December 31, 2019, as compared to $1.8 million, for the quarter ended December 31, 2018.
Non-interest income was $8.7 million for the quarter ended December 31, 2019, an increase of $2.3 million, or 36.0%, from $6.4 million for the quarter ended December 31, 2018. The increase was primarily attributable to an increase in income from loan fees and service charges of $367,000, which represented an increase in income from swap transactions, gains on the sale of securities of $891,000, title insurance fees of $412,000, and other non-interest income of $694,000, partially offset by a decrease in gains on the sale of loans of $527,000. The increase in other non-interest income consists of increases in ATM, check card and wealth management related activities.
Non-interest expense was $36.2 million for the quarter ended December 31, 2019, an increase of $5.2 million, or 16.8%, from $31.0 million for the quarter ended December 31, 2018. This increase was attributable to an increase in compensation and employee benefits expense of $3.0 million, an increase in occupancy expense of $768,000, and merger-related expenses of $1.6 million recorded in the quarter ended December 31, 2019, partially offset by a $521,000 decrease in federal deposit insurance premiums. The increase in compensation and employee benefits expense was primarily attributable to $2.1 million in expense recorded in connection with grants made under the Company's 2019 Equity Incentive Plan. The increase in occupancy expense was primarily the result of an increase in depreciation expense related to newly opened branches and branch renovations, while merger-related expenses included expenses related to the Company's acquisition of Stewardship and pending acquisition of Roselle Bank. The federal deposit insurance premium expense decreased during the quarter ended December 31, 2019, as the Federal Deposit Insurance Corporation's reserve rates exceeded a limit at which a small bank assessment credit was applied against premiums due.
Income tax expense was $3.8 million for the quarter ended December 31, 2019, an increase of $709,000, as compared to $3.1 million for the quarter ended December 31, 2018. The Company's effective tax rate was 22.0% and 17.4% for the quarters ended December 31, 2019 and 2018, respectively. The effective tax rates have remained consistently low throughout the periods primarily by maximizing the tax benefits related to the Bank's investment subsidiary.
Results of Operations for the Years Ended December 31, 2019 and December 31, 2018

Net income of $54.7 million was recorded for the year ended December 31, 2019, an increase of $32.0 million, compared to net income of $22.7 million, for the year ended December 31, 2018. The increase in net income was primarily attributable to a $8.3 million increase in net interest income, a $2.5 million decrease in the provision for loan losses, a $9.9 million increase in non-interest income, and a $16.7 million decrease in non-interest expense, partially offset by a $5.4 million increase in income tax expense. The decrease in non-interest expense for the year ended December 31, 2019 was attributable to the previously noted $34.8 million one-time contribution to the Columbia Bank Foundation during 2018.

Net interest income was $172.4 million for the year ended December 31, 2019, an increase of $8.3 million, or 5.1%, from $164.0 million for the year ended December 31, 2018. The increase in net interest income was attributable to a $34.8 million increase in interest income, which was partially offset by a $26.5 million increase in interest expense. The increase in interest income for the period was largely due to increases in both the average balances and yields on loans and securities, coupled with an increase in the yield on other interest-earning assets.

The average yield on loans for the year ended December 31, 2019 increased 14 basis point to 4.17%, as compared to 4.03%, for the year ended December 31, 2018, while the average yield on securities for the year ended December 31, 2019 increased 6 basis points to 2.83%, as compared to 2.77%, for the year ended December 31, 2018. Increases in yields on loans for the year ended December 31, 2019 reflect more significant increases in balances of higher yielding multifamily and commercial loans from internal volume, as well as through the acquisition of Stewardship, whose loan portfolio consisted mostly of higher yielding multifamily and commercial real estate loans and commercial business loans. Interest income on loans for the year ended December 31, 2019 included $2.7 million in prepayment fees as compared to $1.2 million for the year ended December 31, 2018. The average yield on other interest-earning assets for the year ended December 31, 2019 increased 232 basis points to 5.86%, as compared to 3.54% for the year ended December 31, 2018. This was driven by the 2019 average balance of other interest-earning assets including higher yielding Federal Home Loan Bank stock, while the 2018 average balance of other interest-earning assets included higher cash deposits related to the subscriptions for the Company's minority stock offering which yielded a lower rate of interest.

Total interest expense was $88.7 million for the year ended December 31, 2019, an increase of $26.5 million, or 42.5%, from $62.3 million for the year ended December 31, 2018. The increase in interest expense on deposits was primarily attributable to a $96.9 million increase in the average balance of interest-bearing demand deposits and a $327.4 million increase in the average balance of certificates of deposit, partially offset by decreases of $13.1 million in the average balance of money market accounts and $133.5 million in the average balance of savings and club accounts, coupled with a 47 basis point increase in the cost of interest-bearing deposits. The increase in the average balance of interest-bearing demand deposits was primarily attributable to the acquisition of Stewardship, while the decrease in the average balance of savings and club accounts was primarily attributable to subscription funds from the minority stock offering in 2018. The increase in interest on borrowings was attributable to a $221.2 million increase in the average balance of Federal Home Loan Bank advances, partially offset by a 2 basis point decrease in the cost of total borrowings.
The Company's net interest margin for the year ended December 31, 2019 decreased 16 basis points to 2.58%, when compared to 2.74% for the year ended December 31, 2018. The weighted average yield on interest-earning assets increased 14 basis points to 3.91% for the year ended December 31, 2019 as compared to 3.77% for the year ended December 31, 2018. The average cost of interest-bearing liabilities increased 39 basis points to 1.71% for the year ended December 31, 2019 as compared to 1.32% for the year ended December 31, 2018. The increase in yields and costs for the year ended December 31, 2019 were largely driven by continued competitive pricing pressures in the Company's market area.
The provision for loan losses was $4.2 million for the year ended December 31, 2019, a decrease of $2.5 million, or 36.7%, from $6.7 million for the year ended December 31, 2018. The decrease was primarily driven by a decrease in historical loss factors, partially offset by the growth in the loan portfolio. Net charge-offs increased to $4.9 million for the year ended December 31, 2019, as compared to $2.5 million for the year ended December 31, 2018.
Non-interest income was $31.6 million for the year ended December 31, 2019, an increase of $9.9 million, or 45.9%, from $21.7 million for the year ended December 31, 2018. The increase was primarily attributable to an increase in income from loan fees and service charges of $4.2 million, which included an increase in income form swap transactions of $4.1 million, and an increase in gains on the sale of securities of $2.5 million. There was an increase of $979,000 in other non-interest income which primarily related to increases in ATM, check card and other related income.
Non-interest expense was $128.7 million for the year ended December 31, 2019, a decrease of $16.7 million, or 11.5%, from $145.4 million for the year ended December 31, 2018. The decrease was primarily attributable to a decrease of $34.8 million in charitable contributions which were made during the 2018 period as previously noted. Excluding the impact of this one-time contribution in 2018, non-interest expense increased $18.1 million, or 16.3%, for the year ended December 31, 2019. This increase was attributable to an increase in compensation and employee benefits expense of $14.3 million, an increase in occupancy expense of $1.6 million, an increase in professional fees of $1.3 million, and merger-related expenses of $2.8 million recorded in the 2019 period, partially offset by a $998,000 decrease in federal deposit insurance premiums. The higher compensation and employee benefits expense was primarily attributable to $3.7 million in expense recorded in connection with grants made under the Company's 2019 Equity Incentive Plan, coupled with the cost of new hires. The increase in occupancy expense was primarily the result of an increase in depreciation expense related to newly opened branches and branch renovations, while the increase in professional fees was the result of higher legal, accounting and consulting fees commensurate with being a public company. The federal deposit insurance premium expense decreased during the year ended December 31, 2019, as the Federal Deposit Insurance Corporation's reserve rates exceeded a limit at which a small bank assessment credit was applied against premiums due.
Income tax expense was $16.4 million for the year ended December 31, 2019, an increase of $5.4 million, or 49.8%, from $10.9 million for the year ended December 31, 2018. The Company's effective tax rate was 23.0% and 32.5% for the years ended December 31, 2019 and 2018, respectively. The 2018 income tax expense and resulting effective tax rate was impacted by the net loss resulting from the one-time charitable contribution. The 2019 income tax expense and resulting decrease in the effective tax rate was primarily driven by maximizing the tax benefits related to the Bank's investment subsidiary, coupled with other previously implemented tax strategies.
Balance Sheet Summary

Total assets increased $1.5 billion, or 22.4%, to $8.2 billion at December 31, 2019 from $6.7 billion at December 31, 2018. The increase in total assets was primarily attributable to increases in cash and cash equivalents of $33.3 million, debt securities available for sale of $65.5 million, loans receivable, net, of $1.2 billion, goodwill and intangible assets of $62.5 million, and other assets of $38.7 million. The increase was primarily impacted by the acquisition of $961.6 million in assets from Stewardship.

Cash and cash equivalents increased $33.3 million, or 79.0%, to $75.5 million at December 31, 2019 from $42.2 million at December 31, 2018. The increase was mainly attributable to cash and cash equivalent balances acquired from Stewardship that had not yet been redeployed.

Debt securities available for sale increased $65.5 million, or 6.3%, to $1.1 billion at December 31, 2019 from $1.0 billion at December 31, 2018. The increase was primarily impacted by the acquisition of $51.7 million in securities from Stewardship. The remaining increase was attributable to purchases of $176.2 million in U.S. agency obligations, mortgage-backed securities and corporate and municipal bonds, partially offset by calls of $24.1 million in U.S. agency obligations, maturities of $797,000 in municipal securities, repayments of $124.8 million in mortgage-backed securities, and sales of $65.2 million in U.S. agency obligations and mortgage-backed securities. The gross unrealized gain on debt securities available for sale increased by $29.1 million during the year ended December 31, 2019.
Loans receivable, net, increased $1.2 billion, or 24.8%, to $6.1 billion at December 31, 2019 from $4.9 billion at December 31, 2018. The increases in most segments of the loan portfolio are due to the impact of the acquisition of $757.2 million in loans acquired from Stewardship, supplemented by favorable pricing of products which supported internal loan growth. The increase was mainly attributable to increases in one-to-four family real estate, multifamily and commercial real estate, construction and commercial business loans of $246.9 million, $777.8 million, $37.5 million and $149.3 million, respectively, partially offset by a decrease in home equity loans and advances of $5.4 million.
Goodwill and intangible assets increased $62.5 million due to the impact of recording goodwill of $55.0 million related to the acquisition of Stewardship during the fourth quarter of 2019.
Total liabilities increased $1.5 billion, or 26.0%, to $7.2 billion at December 31, 2019 from $5.7 billion at December 31, 2018. The increase was primarily attributable to an increase in total deposits of $1.2 billion, or 27.9%, an increase in borrowings of $217.8 million, or 18.3%, and an increase in accrued expenses and other liabilities of $33.3 million, or 39.5%. The increase in total deposits was primarily impacted by an increase of $782.7 million in deposits assumed from Stewardship, and mainly consisted of increases in the balances of interest-bearing and non-interest bearing demand deposit accounts, as well as, certificates of deposits. The increase in borrowings was attributable to the impact of $83.1 million in borrowings assumed from Stewardship, coupled with the proceeds from new long-term borrowings of $140.0 million, partially offset by maturing long-term borrowings of $230.0 million, and an increase of $225.2 million in short-term borrowings. The increase in accrued expenses and other liabilities consisted of increases in benefit plan liabilities and swap liabilities.

Total stockholders’ equity increased $10.5 million, or 1.1%, to $982.5 million at December 31, 2019 from $972.1 million at December 31, 2018. The net increase was primarily attributable to net income of $54.7 million, coupled with improved fair values on debt securities within our available for sale portfolio, partially offset by the repurchase of approximately 3,544,000 shares of common stock for $55.3 million, through December 31, 2019, under our stock repurchase program.

Asset Quality
The Company's total non-performing loans at December 31, 2019 totaled $7.4 million, or 0.12% of total gross loans, as compared to $2.8 million, or 0.06% of total gross loans, at December 31, 2018. The $4.6 million increase in non-performing loans was mainly attributable to increases of $1.3 million in one-to-four family real estate loans and $2.8 million in commercial business loans. The increase in non-performing one-to-four family real estate loans was due to an increase in the number of loans from 6 non-performing loans at December 31, 2018 to 12 non-performing loans at December 31, 2019, while the increase in the balance of non-performing commercial business loans was due to an increase in the number of loans from 3 non-performing loans at December 31, 2018 to 11 non-performing loans at December 31, 2019. For the year ended December 31, 2019, net charge-offs totaled $4.9 million, as compared to $2.5 million for the year ended December 31, 2018. The $2.4 million increase in net charge-offs is primarily attributable to a $3.0 million charge-off related to one commercial business loan recorded in the fourth quarter of 2019. Non-performing assets as a percentage of total assets totaled 0.09% at December 31, 2019 as compared to 0.04% at December 31, 2018.
The Company had no real estate owned at December 31, 2019 compared to one property owned, with a carrying value of $92,000, at December 31, 2018.
The Company's allowance for loan losses was $61.7 million, or 1.00% of total loans at December 31, 2019, compared to $62.3 million, or 1.26% of total loans, at December 31, 2018. The decrease in the allowance for loan loss ratio largely reflects the impact of the acquisition and the related accounting standards in which acquired loans are initially recorded at fair value with no allowance for loan losses.
Merger with RSB Bancorp

On December 3, 2019, the Company announced the signing of a definitive agreement and plan of merger pursuant to which the Company will acquire RSB Bancorp, MHC, RSB Bancorp, Inc., and Roselle Bank (collectively "Roselle"). As part of the transaction, the Company will issue additional shares of its common stock to Columbia Bank, MHC in an amount equal to the fair value of Roselle as determined by an independent appraiser. Subject to the receipt of all required regulatory approvals and the satisfaction of customary closing conditions, the Company expects to complete its acquisition of Roselle in the second quarter of 2020.

Annual Meeting of Stockholders

On January 30, 2020, the Company also announced that its annual meeting of stockholders will be held on May 21, 2020.

About Columbia Financial, Inc.

The consolidated financial results include the accounts of Columbia Financial, Inc. its wholly-owned subsidiary Columbia Bank (the "Bank") and the Bank's wholly-owned subsidiaries. Columbia Financial, Inc. is a Delaware corporation organized as Columbia Bank's mid-tier stock holding company. Columbia Financial, Inc. is a majority-owned subsidiary of Columbia Bank, MHC. Columbia Bank is a federally chartered savings bank headquartered in Fair Lawn, New Jersey. The Bank offers traditional financial services to consumers and businesses in our market areas. We currently operate 64 full-services banking offices.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “projects,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, adverse conditions in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; competitive pressures from other financial institutions; the effects of general economic conditions on a national basis or in the local markets in which the Company operates, including changes that adversely affect a borrowers’ ability to service and repay the Company’s loans; changes in the value of securities in the Company’s portfolio; changes in loan default and charge-off rates; fluctuations in real estate values; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and securities; legislative changes and changes in government regulation; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s consolidated financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy, including successfully consummating its pending acquisition of Roselle; and changes in assumptions used in making such forward-looking statements which are subject to numerous risks and uncertainties, including but not limited to, those set forth in Item 1A of the Company's Annual Report on Form 10-K as supplemented by its Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Columbia Financial, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with U.S. generally accepted accounting principles ("GAAP"). This press release also contains certain supplemental non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. Specifically, the Company provides measures based on what it believes are its operating earnings on a consistent basis, and excludes material non-routine operating items which affect the GAAP reporting of results of operations. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s core financial results for the periods in question. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

The Company also provides measurements and ratios based on tangible stockholders' equity. These measures are commonly utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors.

A reconciliation of GAAP to non-GAAP financial measures are included at the end of this press release. See "Reconciliation of GAAP to Non-GAAP Financial Measures".

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	December 31,
	2019	2018
Assets	(Unaudited)
Cash and due from banks	$75,420	$42,065
Short-term investments	127	136
Total cash and cash equivalents	75,547	42,201

Debt securities available for sale, at fair value	1,098,336	1,032,868
Debt securities held to maturity, at amortized cost (fair value of $289,505, and $254,841 at December 31, 2019 and 2018, respectively)	285,756	262,143
Equity securities, at fair value	2,855	1,890
Federal Home Loan Bank stock	69,579	58,938
Loans held-for-sale, at fair value	—	8,081

Loans receivable	6,197,566	4,979,182
Less: allowance for loan losses	61,709	62,342
Loans receivable, net	6,135,857	4,916,840

Accrued interest receivable	22,092	18,894
Real estate owned	—	92
Office properties and equipment, net	72,967	52,050
Bank-owned life insurance	211,415	184,488
Goodwill and intangible assets	68,582	6,085
Other assets	145,708	107,048
Total assets	$8,188,694	$6,691,618

Liabilities and Stockholders' Equity
Liabilities:
Deposits	$5,645,842	$4,413,873
Borrowings	1,407,022	1,189,180
Advance payments by borrowers for taxes and insurance	35,507	32,030
Accrued expenses and other liabilities	117,806	84,475
Total liabilities	7,206,177	5,719,558

Stockholders' equity:
Total stockholders' equity	982,517	972,060
Total liabilities and stockholders' equity	$8,188,694	$6,691,618

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Interest income:	(Unaudited)		(Unaudited)
Loans receivable	$60,211	$51,580	$217,774	$189,869
Debt securities available for sale and equity securities	7,643	7,351	30,938	25,338
Debt securities held to maturity	2,090	1,895	8,180	7,147
Federal funds and interest-earning deposits	189	59	594	1,175
Federal Home Loan Bank stock dividends	893	900	3,597	2,761
Total interest income	71,026	61,785	261,083	226,290
Interest expense:
Deposits	16,567	11,810	61,551	39,523
Borrowings	7,031	6,600	27,161	22,733
Total interest expense	23,598	18,410	88,712	62,256

Net interest income	47,428	43,375	172,371	164,034

Provision for loan losses	2,519	777	4,224	6,677

Net interest income after provision for loan losses	44,909	42,598	168,147	157,357

Non-interest income:
Demand deposit account fees	1,362	1,067	4,478	3,987
Bank-owned life insurance	1,397	1,342	5,846	5,208
Title insurance fees	1,491	1,079	4,981	4,297
Loan fees and service charges	1,349	982	6,707	2,519
Gain on securities transactions	891	—	2,612	116
Change in fair value of equity securities	117	—	305	—
Gain on sale of loans	75	602	785	618
Other non-interest income	2,027	1,333	5,922	4,943
Total non-interest income	8,709	6,405	31,636	21,688

Non-interest expense:
Compensation and employee benefits	22,971	19,978	84,256	69,907
Occupancy	4,552	3,784	16,180	14,547
Federal deposit insurance premiums	(32)	489	895	1,893
Advertising	621	995	3,932	4,137
Professional fees	1,694	1,795	5,913	4,619
Data processing	1,036	656	3,001	2,600
Charitable contribution to foundation	—	—	—	34,767
Merger-related expenses	1,553	—	2,755	—
Other non-interest expense	3,842	3,316	11,769	12,916
Total non-interest expense	36,237	31,013	128,701	145,386

Income before income tax expense	17,381	17,990	71,082	33,659

Income tax expense	3,832	3,123	16,365	10,923

Net income	$13,549	$14,867	$54,717	$22,736

Earnings per share-basic and diluted	$0.12	$0.13	$0.49	$0.20
Weighted average shares outstanding-basic and diluted	109,958,999	111,423,361	111,101,246	111,395,723

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Three Months Ended December 31,
	2019			2018
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$5,774,359	$60,211	4.14%	$4,935,812	$51,580	4.15%
Securities	1,415,495	9,733	2.73%	1,273,348	9,246	2.88%
Other interest-earning assets	88,081	1,082	4.87%	63,821	959	5.96%
Total interest-earning assets	7,277,935	71,026	3.87%	6,272,981	61,785	3.91%
Non-interest-earning assets	499,408			339,118
Total assets	$7,777,343			$6,612,099

Interest-bearing liabilities:
Interest-bearing demand	$1,613,885	$4,484	1.10%	$1,251,211	$3,098	0.98%
Money market accounts	362,205	792	0.87%	270,981	449	0.66%
Savings and club deposits	513,667	198	0.15%	510,543	201	0.16%
Certificates of deposit	1,962,822	11,093	2.24%	1,662,619	8,062	1.92%
Total interest-bearing deposits	4,452,579	16,567	1.48%	3,695,354	11,810	1.27%
FHLB advances	1,246,444	6,853	2.18%	1,122,047	6,600	2.33%
Subordinated notes	11,434	113	3.92%	—	—	—%
Junior subordinated debentures	4,970	65	5.19%	—	—	—%
Total borrowings	1,262,848	7,031	2.21%	1,122,047	6,600	2.33%
Total interest-bearing liabilities	5,715,427	$23,598	1.64%	4,817,401	$18,410	1.52%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	911,990			727,308
Other non-interest-bearing liabilities	156,637			112,437
Total liabilities	6,784,054			5,657,146
Total stockholders' equity	993,289			954,953
Total liabilities and stockholders' equity	$7,777,343			$6,612,099

Net interest income		$47,428			$43,375
Interest rate spread			2.23%			2.39%
Net interest-earning assets	$1,562,508			$1,455,580
Net interest margin			2.59%			2.74%
Ratio of interest-earning assets to interest-bearing liabilities	127.34%			130.22%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Average Balances/Yields

	For the Year Ended December 31,
	2019			2018
	Average Balance	Interest and Dividends	Yield / Cost	Average Balance	Interest and Dividends	Yield / Cost
	(Dollars in thousands)
Interest-earnings assets:
Loans	$5,222,953	$217,774	4.17%	$4,711,915	$189,869	4.03%
Securities	1,380,801	39,118	2.83%	1,171,617	32,485	2.77%
Other interest-earning assets	71,551	4,191	5.86%	111,218	3,936	3.54%
Total interest-earning assets	6,675,305	$261,083	3.91%	5,994,750	$226,290	3.77%
Non-interest-earning assets	411,549			324,499
Total assets	$7,086,854			$6,319,249

Interest-bearing liabilities:
Interest-bearing demand	$1,420,667	$17,621	1.24%	$1,323,766	$11,395	0.86%
Money market accounts	286,281	2,301	0.80%	299,389	1,538	0.51%
Savings and club deposits	495,261	770	0.16%	628,746	993	0.16%
Certificates of deposit	1,842,243	40,859	2.22%	1,514,843	25,597	1.69%
Total interest-bearing deposits	4,044,452	61,551	1.52%	3,766,744	39,523	1.05%
FHLB advances	1,133,280	26,983	2.38%	912,032	19,263	2.11%
Subordinated notes	2,881	113	3.92%	—	—	—%
Junior subordinated debentures	1,253	65	5.19%	31,422	3,467	11.03%
Other borrowings	—	—	—%	222	3	1.35%
Total borrowings	1,137,414	27,161	2.39%	943,676	22,733	2.41%
Total interest-bearing liabilities	5,181,866	$88,712	1.71%	4,710,420	$62,256	1.32%

Non-interest-bearing liabilities:
Non-interest-bearing deposits	776,850			704,155
Other non-interest-bearing liabilities	133,213			112,785
Total liabilities	6,091,929			5,527,360
Total stockholders' equity	994,925			791,889
Total liabilities and stockholders' equity	$7,086,854			$6,319,249

Net interest income		$172,371			$164,034
Interest rate spread			2.20%			2.45%
Net interest-earning assets	$1,493,439			$1,284,330
Net interest margin			2.58%			2.74%
Ratio of interest-earning assets to interest-bearing liabilities	128.82%			127.27%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Components of Net Interest Rate Spread and Margin

	Average Yields/Costs by Quarter
	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Yield on interest-earning assets:
Loans	4.14%	4.16%	4.14%	4.25%	4.15%
Securities	2.73	2.79	2.89	2.93	2.88
Other interest-earning assets	4.87	6.10	6.19	6.62	5.96
Total interest-earning assets	3.87%	3.89%	3.89%	4.00%	3.91%

Cost of interest-bearing liabilities:
Total interest-bearing deposits	1.48%	1.60%	1.56%	1.46%	1.27%
Total borrowings	2.21	2.40	2.50	2.47	2.33
Total interest-earning liabilities	1.64%	1.77%	1.76%	1.69%	1.52%

Interest rate spread	2.23%	2.12%	2.13%	2.31%	2.39%
Net interest margin	2.59%	2.52%	2.53%	2.70%	2.74%

Ratio of interest-earning assets to interest-bearing liabilities	127.34%	129.18%	129.63%	129.37%	130.22%

COLUMBIA FINANCIAL, INC. AND SUBSIDIARIES
Selected Financial Highlights

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
SELECTED FINANCIAL RATIOS (1):
Return on average assets	0.69%	0.89%	0.77%	0.36%
Core return on average assets	0.72%	0.89%	0.77%	0.79%
Return on average equity	5.41%	6.18%	5.50%	2.87%
Core return on average equity	5.62%	6.18%	5.51%	6.12%
Interest rate spread	2.23%	2.39%	2.20%	2.45%
Net interest margin	2.59%	2.74%	2.58%	2.74%
Non-interest expense to average assets	1.85%	1.86%	1.82%	2.30%
Efficiency ratio	64.55%	62.30%	63.09%	78.28%
Core efficiency ratio	62.78%	62.30%	62.54%	59.60%
Average interest-earning assets to average interest-bearing liabilities	127.34%	130.22%	128.82%	127.27%
Net charge-offs to average outstanding loans	0.24%	0.14%	0.09%	0.05%

(1) Ratios for the three months are annualized when appropriate.

CAPITAL RATIOS:
	December 31,
	2019	2018
Company:
Total capital (to risk-weighted assets)	17.25%	23.45%
Tier 1 capital (to risk-weighted assets)	16.05%	22.19%
Common equity tier 1 capital (to risk-weighted assets)	15.94%	22.19%
Tier 1 capital (to adjusted total assets)	12.92%	15.75%

Bank:
Total capital (to risk-weighted assets)	14.25%	19.04%
Tier 1 capital (to risk-weighted assets)	13.21%	17.79%
Common equity tier 1 capital (to risk-weighted assets)	13.21%	17.79%
Tier 1 capital (to adjusted total assets)	10.25%	12.60%

ASSET QUALITY:
	December 31,
	2019	2018
	(Dollars in thousands)
Non-accrual loans	$7,418	$2,789
90+ and still accruing	—	—
Non-performing loans	7,418	2,789
Real estate owned	—	92
Total non-performing assets	$7,418	$2,881

Non-performing loans to total gross loans	0.12%	0.06%
Non-performing assets to total assets	0.09%	0.04%
Allowance for loan losses	$61,709	$62,342
Allowance for loan losses to total non-performing loans	831.88%	2,235.28%
Allowance for loan losses to gross loans	1.00%	1.26%

LOAN DATA:
	December 31,
	2019	2018
Real estate loans:	(In thousands)
One-to-four family	$2,077,079	$1,830,186
Multifamily and commercial	2,919,985	2,142,154
Construction	298,942	261,473
Commercial business loans	483,215	333,876
Consumer loans:
Home equity loans and advances	388,127	393,492
Other consumer loans	1,960	1,108
Total gross loans	6,169,308	4,962,289
Purchased credit-impaired ("PCI") loans	7,021	0
Net deferred loan costs, fees and purchased premiums and discounts	21,237	16,893
Allowance for loan losses	(61,709)	(62,342)
Loans receivable, net	$6,135,857	$4,916,840

Reconciliation of GAAP to Non-GAAP Financial Measures

Book and Tangible Book Value per Share
	December 31,
	2019	2018

Total stockholders' equity	$982,517	$972,060
Less: goodwill	(60,763)	(5,716)
Less: core deposit intangible	(7,245)	—
Total tangible stockholders' equity	$914,509	$966,344

Shares outstanding	113,765,387	115,889,175

Book value per share	$8.64	$8.39
Tangible book value per share	$8.04	$8.34

Reconciliation of GAAP to Non-GAAP Financial Measures (continued)

Reconciliation of Core Net Income
	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
	(In thousands)
Net income	$13,549	$14,867	$54,717	$22,736
Less: gain on securities transactions, net of tax	(695)	—	(2,006)	(88)
Add: charitable contribution to foundation, net of tax benefit	—	—	—	27,466
Add: merger-related expenses, net of tax	1,229	—	2,162	—
Core net income	$14,083	$14,867	$54,873	$50,114

Return on Average Assets
	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
	(Dollars in thousands)
Net income	$13,549	$14,867	$54,717	$22,736

Average assets	$7,777,343	$6,612,099	$7,086,854	$6,319,249

Return on average assets	0.69%	0.89%	0.77%	0.36%

Core net income	$14,083	$14,867	$54,873	$50,114

Core return on average assets	0.72%	0.89%	0.77%	0.79%

Return on Average Equity
	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
	(Dollars in thousands)
Total average stockholders' equity	$993,289	$954,953	$994,925	$791,889
Less: gain on securities transactions, net of tax	(695)	—	(2,006)	(88)
Add: charitable contribution to foundation, net of tax benefit	—	—	—	27,466
Add: merger-related expenses, net of tax	1,229	—	2,162	—
Core average stockholders' equity	$993,823	$954,953	$995,081	$819,267

Return on average equity	5.41%	6.18%	5.50%	2.87%

Core return on core average equity	5.62%	6.18%	5.51%	6.12%

Efficiency Ratios
	Three Months Ended December 31,		For the Year Ended December 31,
	2019	2018	2019	2018
	(Dollars in thousands)
Net interest income	$47,428	$43,375	$172,371	$164,034
Non-interest income	8,709	6,405	31,636	21,688
Total income	$56,137	$49,780	$204,007	$185,722

Non-interest expense	$36,237	$31,013	$128,701	$145,386

Efficiency ratio	64.55%	62.30%	63.09%	78.28%

Non-interest income	$8,709	$6,405	$31,636	$21,688
Less: gain on securities transactions	(891)	—	(2,612)	(116)
Core non-interest income	$7,818	$6,405	$29,024	$21,572

Non-interest expense	$36,237	$31,013	$128,701	$145,386
Less: charitable contribution to foundation	—	—	—	(34,767)
Less: merger-related expenses	(1,553)	—	(2,755)	—
Core non-interest expense	$34,684	$31,013	$125,946	$110,619

Core efficiency ratio	62.78%	62.30%	62.54%	59.60%